99.1. Press Release dated March 9, 2009


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First Litchfield Financial Corporation Announces 2008 Results

Litchfield, Connecticut, March 9, 2009
(Trading Symbol: FLFL.OB) First Litchfield Financial Corporation (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported results for the three (3) month period and year ended December 31, 2008.

The net income available to common shareholders for the fourth quarter of 2008 totaled $1,976,471 as compared to earnings of $284,846 for the fourth quarter of 2007. The basic and diluted net income per common share for the fourth calendar quarter of 2008 was $.84, compared to basic and diluted income per common share of $.12 for the same period in 2007. During the fourth quarter of 2008 the Company recognized a tax benefit of $1,710,200 on $5,030,000 in charges due to the other-than-temporary-impairment ("OTTI") on investments recorded during the third quarter. No tax benefit was recognized on these charges during the third quarter as changes signed into law that would allow financial institutions to treat the losses as ordinary losses was not signed and made effective until October 3, 2008.

For the year ended December 31, 2008 the Company reported a net loss available to common shareholders of $2,334,449 as compared to earnings of $1,947,344 for the same period in 2007. Basic and diluted loss per common share for the year ended December 31, 2008 was $.99, compared to basic and diluted income per share of $.82 for the year ended December 31, 2007. The net loss in 2008 is due to the other-than-temporary-impairment on Freddie Mac and Fannie Mae preferred stock/auction rate securities holding such stock, and a trust preferred debt security, recorded during the year. The net after tax effect of these charges reduced 2008 earnings by $4,584,426.

                                        Three Months Ended               Year Ended
(Per Common Shareholder)                December 31, 2008            December 31, 2008
                                    --------------------------    --------------------------
                                         Net                      Net (Loss)
                                       Income         EPS           Income           EPS
                                    -----------    -----------    -----------    -----------
GAAP Basis                          $ 1,976,471    $      0.84    $(2,334,449)   $     (0.99)

OTTI Write-down (net of taxes)      $(1,710,200)   $     (0.73)   $ 4,584,426    $      1.94

                                    -----------    -----------    -----------    -----------
Results Excluding the OTTI Charge   $   266,271    $      0.11    $ 2,249,977    $      0.95
                                    ===========    ===========    ===========    ===========

Other than the nonrecurring losses resulting from the other-than-temporary-impairment on securities, the Company's twelve month core earnings improved. Excluding the effect of the OTTI write down, the Company's 2008 earnings available to common shareholders would have totaled $2,249,977 which would have represented $.95 per basic and diluted income per common share. These earnings would have shown an increase of 15.5% or $302,633 over income for the year ended December 31, 2007. Fourth quarter net income would have been $266,271 compared to fourth quarter 2007 results of $284,846.

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Net  interest  income for 2008  totaled  $14,940,000,  an  increase  of 13.1% or
$1,727,000 from 2007. Improvement in the net interest margin and an increase in the volume of earning assets contributed to the increase in net interest income. The net interest margin (net interest income divided by average earning assets) was 3.13% for 2008 which was an increase of 14 basis points from the margin of 2.99% for 2007. The improvement in the net interest margin was reflective of the ability to decrease funding costs at a quicker pace than the corresponding decrease in yield on earning assets. Average earning assets for 2008 totaled $497 million which was $34 million, or 7.3% above 2007 average assets. Growth during 2008 was primarily in commercial lending including commercial mortgages, commercial loans and commercial leasing.

President  and CEO,  Joseph  J.  Greco  stated,  "In this  challenging  economic
environment,       other      than      losses      resulting      from      the
other-than-temporary-impairment on securities, our core earnings have improved and The First National Bank of Litchfield franchise continues to grow. We have weathered the disappointing losses we suffered as a result of the OTTI write-downs and are committed to rebuild shareholder value through growing our personal, commercial and wealth management lines of business. As always this growth will be achieved while maintaining conservative lending standards and prudent business practices. The overall health of the Company is strong and well-capitalized and our net interest income for 2008 was the highest in Company history. During December we participated in the Government's Capital Assistance program. Our participation in this program was in the form of $10 million in preferred stock and enhances our capital strength during this period of economic uncertainty and enables the Company to grow and provide lending for our community."

As of year-end 2008, deposits totaled $343.3 million which was an increase of $7.7 million over the prior year-end level. Deposit growth was primarily in money market and savings deposits and is attributed to the consumer's preference towards liquidity while maintaining the safety of FDIC insured deposits.

The provision for loan and lease losses for 2008 totaled $1,006,000 which is an increase of $802,000 as compared to the provision of $204,000 for 2007. Similarly, as of December 31, 2008, the allowance for loan and lease losses increased by $717,000 over the year-end 2007 balance. The increased provision and allowance for loan and lease losses is due to economic uncertainty as well as the growth in the loan and lease portfolio.

Noninterest income losses for 2008 totaled $2,886,000 compared to 2007 noninterest income of $3,431,000. The 2008 noninterest results included the other-than-temporary-impairment losses of $6,946,100 previously discussed. Without the impact of the impairment losses and any gains or losses from security sales, noninterest income would have increased by $110,000 over 2007, reflecting higher levels of fee income from deposit service charges and cash management services. Trust fee income totaled $1,300,000 which represents a decrease of $73,000, or 6%, from 2007. This decrease is reflective of declines in the market value of assets under management and the resulting reduction in fees from such decline.

Noninterest expense for 2008 totaled $15,340,000, and represented an increase of 7.5% compared to 2007. Increases in noninterest expenses resulted from staffing, advertising,

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

exam, audit, FDIC insurance, legal fees and computer services. Increased salary and benefits expenses were due to additional compliance and branch personnel and an increased emphasis on commercial and small business development. Costs for exam and audit fees increased due to costs for regulatory reporting, compliance and internal audit. The increase in advertising is due primarily to the Bank's image campaign as well as product and publicity promotions. The increase in FDIC insurance is due to higher deposit assessment premiums imposed by the FDIC.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating full service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and Torrington, Connecticut. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle market equipment leasing/financing, to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.

Contact:
  Joseph J. Greco, President & CEO
  (860) 567-6438


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                     First Litchfield Financial Corporation

                      Selected Consolidated Financial Data
                                   (Unaudited)

Period end balance sheet data:                        December 31,
                                                 2008              2007
                                             ------------     -------------

Total Assets                                 $533,009,000     $ 507,654,000
Loans, net                                    368,235,000       327,475,000
Investments                                   113,811,000       129,014,000
Deposits                                      343,327,000       335,618,000
Borrowings                                    136,386,000       137,297,000
Stockholders' equity                           33,164,000        28,313,000
Book value per common share                         14.07             11.96
Tangible book value per common share                14.07             11.96
Leverage ratio                                       8.94%             8.04%
Shares outstanding                              2,356,875         2,368,200


                                                      For the Year
                                                    Ended December 31,
                                                  2008            2007
                                              -----------      ------------
Operating results:
Net interest income                           $14,940,000      $ 13,213,000
Securities (losses) gains, net                 (6,408,000)           20,000
Total noninterest (loss) income                (2,886,000)        3,431,000
Loan and lease loss provision                   1,006,000           204,000
Total noninterest expense                      15,340,000        14,267,000
(Loss) income before tax                       (4,292,000)        2,173,000
Income tax (benefit) expense                   (1,988,000)          226,000
Net (loss) income per common share             (2,334,000)        1,947,000
(Loss) income per common share (basic)            $ (0.99)           $ 0.82
Return on average assets                            -0.44%             0.39%
Return on average equity                            -8.79%             7.25%